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                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 OR 15(d) of
                       the Securities Exchange Act OF 1934

                Date of Report (Date of earliest event reported)

                                  May 23, 1997
                    -----------------------------------------


                                 CRIIMI MAE INC.
                ------------------------------------------------
               (Exact name of registrant as specified in charter)


                                    Maryland
                  --------------------------------------------
                 (State or other jurisdiction of incorporation)

               1-10360             52-1622022
               -------             ----------
               (Commission         (IRS Employer
                 File Number)        Identification No.)




          11200 Rockville Pike,
          Rockville, Maryland                20852
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          (Address of                        (Zip Code)
          Executive Offices)

              (Registrant's telephone number, including area code)
                                  301/816-2300


                                 Not Applicable
           -----------------------------------------------------------
          (Former Name or Former Address, if Changed since Last Report)

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Item 5.   Other Events
          ------------

     On May 16, 1997, CRIIMI MAE Inc. (the Company) purchased subordinated commercial mortgage backed securities (CMBS) pursuant to a private placement of First Union-Lehman Brothers Commercial Mortgage Trust Commercial Pass-Through Certificates, Series 1997-C1. The subordinated CMBS have a face value of approximately $89 million and were purchased for approximately $50.1 million. The purchase required an equity investment of $22.4 million with the remaining funding of $27.7 million provided through repurchase agreements. Based on the timing and amount of future credit losses estimated by management, the estimated weighted average unleveraged yield over the expected average life of the CMBS is 11.3%. The purchase represented 100% of the BB-, B, B- rated and unrated tranches, as well as approximately 15% of the BB rated tranche from the securitization. Subsequent purchases of subordinated CMBS may include varying portions of the BB rated and other subordinated tranches.

     With this purchase, as of the date hereof, the Company has assets totaling approximately $1.4 billion and performs mortgage servicing functions for a portfolio of approximately $7.6 billion. Assets include $614 million of subordinated CMBS (based on purchase price) and $622 million of government-insured mortgages secured by multifamily housing complexes located throughout the U.S.

     Additionally, the Company was recently given an "Acceptable" Master Servicer rating by Fitch Investor Services. A Master Servicer is rated by Fitch Investor Services as either "Acceptable" or "Unacceptable". The addition of Master Servicing to the Company's portfolio administration program provides an additional revenue stream and gives the Company greater supervision over the
mortgage loans that back a securitization.

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                                S I G N A T U R E

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned thereunto duly authorized.

                              CRIIMI MAE Inc.



                              By:  /s/ Cynthia O. Azzara
                                   ------------------------------
                                   Cynthia O. Azzara
                              Its: Senior Vice President and
                                     Chief Financial Officer